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                 SPECIAL MEETING OF SHAREHOLDERS
                               OF
                 SMITH BARNEY WORLD FUNDS, INC.
                       EUROPEAN PORTFOLIO

                         April 16, 2003

     A Special Meeting of Shareholders of Smith Barney World Funds, Inc. (the Fund), on behalf of its series, European Portfolio (the Portfolio), was held on Wednesday, April 16, 2003, at Citigroup Center, 14th Floor, 153 East 53rd Street, New York, New York at 11:00 a.m.

     R.  Jay  Gerken, Chairman of the Board, presided and  Harris
Goldblat, attorney with Citigroup Asset Management, acted as secretary of the meeting and recorded the minutes.

     Mr. Goldblat presented to the Chairman a copy of the Notice of Special Meeting of Shareholders sent on January 30, 2003 to all shareholders of record. The Chairman directed Mr. Goldblat to include a copy of the Notice with the minutes of the Meeting. Mr. Goldblat then presented to the Chairman a certification from Management Information Services to the effect that at the close of business on January 23, 2003, the Record Date for determination of shareholders entitled to vote at this meeting, there were 2,129,631.940 shares of the Fund outstanding and that at the Meeting there were present or represented by proxies shareholders owning 1,208,735.780 shares.

     The Chairman announced that a quorum was present and called the Meeting to order. He then referred to the following formal documents relating to the Meeting presented to him by Mr.
Goldblat:

         Notice of Meeting dated January 30, 2003
         Prospectus/Proxy Statement dated January 30, 2003
         Affidavit of Management Information Systems, the Fund's
       Proxy Solicitor, certifying to the mailing of these documents to record shareholders entitled to vote at the Meeting
         Proxy tally by Management Information Systems

     The Chairman also indicated that a list of shareholders entitled to vote at the Meeting was available upon request. He then recommended that a reading of the Notice of Meeting be waived. There was no objection expressed by anyone present.

     The Chairman then stated that the announced purpose of the Meeting, as described in the Proxy Statement, was to approve or disapprove the Plan of Reorganization, providing for (i) the acquisition of all the assets and liabilities of the Portfolio by Smith Barney International Large Cap Fund (the Acquiring Fund), a series of the Smith Barney Trust II, (ii) the amendment of the Fund's charter reclassifying all shares of the Portfolio as shares of the Acquiring Fund, and (iii) the accomplishment of the reclassification by the issuance of shares of the Acquiring Fund to shareholders of the Portfolio (the "Proposal").

     Mr. Goldblat moved for adoption of the following resolution:
     RESOLVED:  That the Plan of Reorganization as described
              in  the Proxy Statement dated January 30, 2003
              providing    for   (i)   the    transfer    of
              substantially  all of the assets  and  all  of
              the liabilities of the European Portfolio (Portfolio), a series of smith Barney World Funds, Inc., to Smith Barney International Large Cap Fund (the International Fund), a series of Smith Barney Trust II, solely in
              exchange   for  shares  of  the  International
              Fund; (ii) the distribution of the shares of the International Fund to  the shareholders  of  the
              European Portfolio in liquidation of the European Portfolio; and (iii) the termination of the European Portfolio and the cancellation of its shares.

     The  Chairman thereafter requested Mr. Goldblat to  cause  a
vote  to  be  taken  with regard to the  Proposal.   A  vote  was
conducted and it was reported to the Chairman that the votes had been cast as follows:

                                                         Percentag
           Percentag             Percentage    Shares      e of
 Shares       e of      Shares       of      Abstainin    Shares
Voted For    Shares     Voted      Shares        g         Voted
   the     Voted For   Against      Voted     From the   Abstainin
Proposal      the        the       Against    Proposal       g
            Proposal   Proposal      the                 From the
                                  Proposal               Proposal

1,067,629   88.326%   43,843.02    3.627%    97,262.85    8.0477%
  .910                    0                      0

      The Chairman then stated that this represented a vote of 50.132% of the Portfolio's outstanding shares for the Proposal and the Chairman thereupon declared the Plan of Reorganization to be approved and accepted.

     There being no further business, upon motion duly made, seconded and unanimously carried, it was:
     RESOLVED: to adjourn.




                                   Harris Goldblat
                                   Citigroup Asset Management